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                                                                  EXHIBIT 23.02

                         INDEPENDENT AUDITORS' CONSENT

Board of Directors and Stockholders
United States Filter Corporation:

  We consent to the reference to our firm under the caption "Independent Certified Public Accountants" in the Registration Statement on Form S-4 and related Prospectus of United States Filter Corporation for the registration of its Exchange Remarketable or Redeemable Securities and to the incorporation by reference herein of our report dated June 1, 1998, with respect to the consolidated financial statements of United States Filter Corporation and subsidiaries, included in the Annual Report on Form 10-K of United States Filter Corporation, filed with the Securities and Exchange Commission.

/s/ KPMG Peat Marwick LLP

Orange County, California
September 16, 1998